Exhibit 1

                       TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, Verizon New York Debenture-Backed Series 2004-1
*CUSIP:   21988K800    Class   A-1
          21988KAH0    Class   A-2

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending June 2, 2004.

INTEREST ACCOUNT
----------------


Balance as of   April 1, 2004.....                                       $0.00
        Scheduled Income received on securities.....                     $0.00
        Unscheduled Income received on securities.....                   $0.00

LESS:
        Distribution to Class A-1 Holders.....                          -$0.00
        Distribution to Class A-2 Holders.....                          -$0.00
        Distribution to Depositor.....                                  -$0.00
        Distribution to Trustee.....                                    -$0.00
Balance as of   June 2, 2004.....                                        $0.00


PRINCIPAL ACCOUNT
-----------------


Balance as of   April 1, 2004.....                                       $0.00
        Scheduled Principal received on securities.....                  $0.00
        6/2/2004 - Cash liquidation proceeds received on sale $88,497,991.58 of $81,697,000 principal amount of securities at price $107.075 per $100 for distribution to Class
        A-1 and A-2 Holders.....


LESS:
        6/2/2004 - Distribution in-kind of $96,338,000                  -$0.00
        principal amount of securities to Class A-1 Holders
        of 4,454,411 units.....
        6/2/2004 - Distribution in-kind of $27,109,000                  -$0.00
        principal amount of securities to Class A-2 Holders
        of $201,770,000 notional amount.....
        6/2/2004 - Distribution of cash liquidation proceeds   -$87,941,141.89
        to Class A-1 Holders of 3,751,349 units.....
        6/2/2004 - Distribution of cash liquidation proceeds      -$491,068.84
        to Class A-2 Holders of $3,374,000 notional amount.....
        6/2/2004 - Distribution of cash in lieu of fractional -$65,780.85 securities to certain Class A-1 and Class A-2 Holders...
Balance as of   June 2, 2004.....                                        $0.00

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               UNDERLYING SECURITIES HELD AS OF     June 2, 2004

           Principal
             Amount                         Title of Security
           ----------                       -----------------
             $0.00        Verizon New York Inc. 7 3/8% Debentures, Series B due
                           April 1, 2032
                           *CUSIP:     92344XAB5

Effective with the completion of the distributions described above, the Class A-1 Certificates and the Class A-2 Certificates, along with the related Call Warrants, are null and void and the Corporate Backed Trust Certificates, Verizon New York Debenture-Backed Series 2004-1 Trust is terminated.

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.